Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES FAVORABLE RULING IN ITS ARBITRATION WITH VALEANT PHARMACEUTICALS

Anacor Awarded $100 Million in Damages

Palo Alto, CA — October 17, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) today announced that the arbitrator appointed to resolve its dispute with Valeant Pharmaceuticals, Inc. (Valeant), successor in interest to Dow Pharmaceutical Sciences, Inc. (DPS), has issued an Interim Final Award in favor of Anacor, awarding Anacor $100 million in damages as well as all costs of the arbitration and reasonable attorney’s fees.

The parties may apprise the arbitrator of any issues not resolved in the Interim Final Award order within ten days, and responses to any such submission are due within fifteen days of the date of the Interim Final Award.  If no submissions are made, this Interim Final Award will become final

The Final Award will be submitted to the court of appropriate jurisdiction for confirmation and enforcement.  The timeframe for this legal process is subject to the court’s time schedule; however, Anacor currently expects confirmation of the award before year-end 2013 at which point the judgment will become enforceable.  Valeant will likely have 60 to 100 days, but in no event more than 180 days, from the date of confirmation to appeal the decision to confirm the award.  In order to reverse the Arbitrator’s decision, under California law the courts would have to determine the occurrence of one of the events described under Section 1286.2(a) of the California Code of Civil Procedure.

In addition to the claims related to this ruling, Anacor believes it has additional claims against Valeant related to separate contractual rights and intellectual property rights and is evaluating options for pursuing those claims independently of this decision.

Background on the Arbitration

On October 24, 2012, Anacor provided notice to Valeant seeking to commence arbitration with JAMS of a breach of contract dispute under a master services agreement dated March 26, 2004 between Anacor and DPS.  This agreement related to certain development services provided by DPS in connection with Anacor’s efforts to develop its topical antifungal product candidate for the treatment of onychomycosis.  Anacor’s assertions included breach of contract, breach of implied covenant of good faith and fair dealing, misappropriation of trade secrets and unfair competition.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness), and the third compound is licensed to GlaxoSmithKline for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the timing of the Interim Final Award in Anacor’s arbitration with Valeant being rendered final, the timing of confirmation and enforcement of the arbitrator’s award, the timing of a potential appeal of the award by Valeant, and the potential for Anacor to pursue additional claims against Valeant.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to the legal processes for rendering a final award, for confirming and enforcing the arbitrator’s award and for appealing the award and risks inherent to the litigation process should additional claims be pursued.  Reference should be made to Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575